Exhibit 99.1

Crosstex Reports Second Quarter 2003 Results

    DALLAS--(BUSINESS WIRE)--Aug. 7, 2003--Crosstex Energy, L.P. (NasdaqNM:XTEX), a Texas-based midstream natural gas company, reported second quarter net income of $4.975 million, or $0.65 per limited partner unit, compared to net income in the second quarter of 2002 of $224 thousand. (Limited partner units were not outstanding in the 2002 period, as the Partnership completed its initial public offering in December 2002.) For the first six months of 2003, Crosstex reported net income of $5.8 million, or $0.77 per unit, compared to a net loss of $28 thousand in the first half of 2002.
    Distributable Cash Flow for the quarter was $6.8 million, or 1.8 times the amount required to cover the Minimum Quarterly Distribution. Distributable Cash Flow was $2.4 million in the 2002 period. In the first half of 2003, Distributable Cash Flow was $12.2 million, or 1.6 times the amount required to cover the Minimum Quarterly Distribution. (See below for a discussion of the Partnership's use of Distributable Cash Flow, which is a non-generally accepted accounting principle financial measure. Also, in the tables at the end of this release is a reconciliation of this measure to net income.)
    Gross margin in the second quarter was $13.1 million, compared to $8.1 million in 2002, an increase of 63 percent. Midstream gross margin increased by $4.1 million, or 70 percent, to $10.0 million, while Treating gross margin increased by $1.0 million, or 44 percent, to $3.2 million. The acquisition of certain assets from Duke Energy Field Services, which closed on June 30, 2003, did not impact the results of operations in the first half of 2003.
    Net income was negatively impacted in the second quarter and six-month period by charges of $0.6 million and $3.1 million, respectively, in stock-based compensation. The charges primarily resulted from a modification in stock options held in Crosstex Energy Holdings by employees of the Partnership. Crosstex Energy Holdings is the owner of the Partnership's general partner. The charges, as previously discussed, had no impact on distributable cash or outstanding units of the Partnership.
    General and administrative expenses charged to the Partnership are capped at $1.5 million per quarter during 2003, plus costs associated with acquisition activities of $0.4 million incurred in the quarter, for a total of $1.9 million for the second quarter. Had the cap not been in place, those expenses would have been $2.6 million, reducing reported earnings and Distributable Cash Flow by approximately $0.7 million.
    In the second quarter of 2003, pipeline throughput increased approximately 26 percent over the second quarter of 2002, from 402,774 MMBtu/d to 506,403 MMBtu/d. Natural gas processed increased approximately 10 percent, from 85,073 MMBtu/d to 93,456 MMBtu/d for the same period, and treating plants in operation increased from 32 at the end of the second quarter of 2002 to 43 at the end of the second quarter in 2003. Revenues for the quarter were $229.3 million compared to $126.5 million for the second quarter of 2002. The increase in revenues was attributable to higher volumes and the increase in average natural gas prices.
    The Partnership has adjusted its forecast for net income and Distributable Cash Flow in the attached table. The Partnership now anticipates it will generate net income in 2003 of between $12.5 million and $13.6 million, and its estimate of Distributable Cash Flow for the year is a range of between $23.7 million and $25.8 million.
    Crosstex will hold its quarterly conference call to discuss first quarter results tomorrow, August 8, at 10:00 am Central Time (11:00 am Eastern Time). The dial-in number for the call is 800-884-5695, passcode Crosstex. A live Webcast of the call can be accessed on the investor relations page of Crosstex Energy's Web site at www.crosstexenergy.com. The call will be available for replay for 30 days by dialing 888-286-8010, passcode 39228573. A replay of the broadcast will also be available on the company's Web site.
    Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, operates over 2,500 miles of pipeline, three processing plants, and over 40 natural gas amine treating plants. Crosstex currently provides services for more than 1 BCF/day of natural gas. Additional information about Crosstex can be found at www.crosstexenergy.com.
    This press release contains non-generally accepted accounting principle financial measures of earnings before non-cash charges and less maintenance capital expenditures, which we refer to as Distributable Cash Flow. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP), with the exception of maintenance capital expenditures, which are defined as capital expenditures (as defined by GAAP) that do not increase the capacity of the asset. We believe this measure is useful to investors because it enhances the investors' overall understanding of our current financial performance, our prospects for future performance, and the cash that our Partnership is generating. Management also uses Distributable Cash Flow to evaluate our financial performance. Our reconciliation of this measure to net income is included in the following tables.

    This press release contains forward-looking statements identified by the use of words such as "forecast," "anticipate" and "estimate." These statements are based on currently available information and assumptions and expectations that the Partnership believes are reasonable. However, the Partnership's assumptions and expectations are subject to a wide range of business risks, so it can give no assurance that actual performance will fall within the forecast ranges. Among the key risks that may bear directly on the Partnership's results of operation and financial condition are: (1) the amount of natural gas transported in the Partnership's gathering and transmission lines may decline as a result of competition for supplies, reserve declines and reduction in demand from key customers and markets; (2) the level of the Partnership's processing and treating operations may decline for similar reasons; (3) fluctuations in natural gas and NGL prices may occur due to weather and other natural and economic forces; (4) there may be a failure to successfully integrate new acquisitions; (5) the Partnership's credit risk management efforts may fail to adequately protect against customer nonpayment; and (6) the Partnership may not adequately address construction and operating risks. The Partnership has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.



                Selected Financial and Operating Data
          (All amounts in thousands except per unit numbers)

                                  Quarter Ended     Six Months Ended
                                    June 30,             June 30,
                                 2003      2002      2003      2002
                               --------- --------- --------- ---------
Revenues
     Midstream                 $224,030  $122,787  $469,345  $200,595
     Treating                     5,222     3,693    10,477     6,878
                               --------- --------- --------- ---------
                                229,252   126,480   479,822   207,473
Cost of Gas
     Midstream                  214,071   116,916   451,479   189,675
     Treating                     2,035     1,486     4,451     2,599
                               --------- --------- --------- ---------
                                216,106   118,402   455,930   192,274

Gross Margin                     13,146     8,078    23,892    15,199

Operating Expenses                3,335     2,610     6,545     5,050
General & Administrative          1,891     2,272     3,391     4,206
Impairments                          --        --        --     3,150
(Profit) Loss on Energy Trading
 Contracts                         (738)       21      (845)   (2,754)
Stock Based Compensation            568        --     3,072        --
Depreciation and Amortization     2,611     1,975     5,046     3,884
                               --------- --------- --------- ---------
         Total                    7,667     6,878    17,209    13,536

Operating Income                  5,479     1,200     6,683     1,663

Interest Expense                   (465)   (1,016)     (875)   (1,696)
Other                               (39)       40        (1)        5
                               --------- --------- --------- ---------
         Total Other               (504)     (976)     (876)   (1,691)
                               --------- --------- --------- ---------
Net Income (Loss)                $4,975      $224    $5,807      $(28)
                               ========= ========= ========= =========
General Partner Share of Net
 Income                            $155                $172
                               =========           =========
Limited Partners Share of Net
 Income                          $4,820              $5,635
                               =========           =========
Net Income per Limited
 Partners' Unit                   $0.65               $0.77
                               =========           =========
Weighted Average Limited
 Partners' Units Outstanding
 (diluted)                        7,421               7,366
                               =========           =========


     Reconciliation of Net Income to Distributable Cash Flow
             (All amounts in thousands except ratios)

                                Quarter Ended    Six Months Ended
                                   June 30,           June 30,
                                2003    2002       2003     2002
                               ------- -------   -------- --------
Net Income (Loss)              $4,975    $224     $5,807     $(28)
Depreciation and Amortization   2,611   1,975      5,046    3,884
Impairments                        --      --         --    3,150
(Profit) Loss on Energy Trading
 Contracts                         --     472(1)      --   (1,991)(1)
Stock Based Compensation          568      --      3,072       --
                               ------- -------   -------- --------
Cash Flow                       8,154   2,671     13,925    5,015

Maintenance Capital
 Expenditures                   1,375     269      1,719      592
                               ------- -------   -------- --------
Distributable Cash Flow        $6,779  $2,402    $12,206   $4,423
                               ======= =======   ======== ========
Minimum Quarterly
 Distribution (MQD)            $3,725             $7,449
Distributable Cash Flow/MQD      1.82               1.64
Actual Distribution            $4,154             $7,878
Distribution Coverage            1.63               1.55

(1) Profit on energy trading contracts for the three and six months ended June 30, 2002 includes one-time (gains) and losses, primarily related to the company's Enron position, of $472 and ($1,991), respectively, which have been excluded from the computation of Distributable Cash Flow.


                            Operating Data
                       (All volumes in mmbtu/d)

                                    Quarter Ended    Six Months Ended
                                        June 30,          June 30,
Pipeline Throughput                  2003     2002     2003     2002
                                   -------- -------- -------- --------
  Gulf Coast Transmission           74,569  106,798   85,052  105,858

  Vanderbilt                        44,080       --   39,604       --

  CCNG Transmission                166,006  168,968  164,624  155,721

  CCNG Transmission - Hallmark      44,052       --   46,020       --

  Gregory Gathering                153,914  101,206  144,045   98,636

  Arkoma                            10,859   10,871   10,670   11,028

  Other Midstream                   12,923   14,931   13,186   14,867
                                   -------- -------- -------- --------
Total On-System Volume             506,403  402,774  503,201  386,110

Natural Gas Processed
  Gregory Processing                93,456   85,073   93,654   85,332

Total On-System Volumes            599,859  487,847  596,855  471,442

Producer Services Volumes          262,098  246,859  258,064  230,735

Treating Volumes (1)                88,944  100,162   88,994   95,895

Treating Plants in Service (2)          43       32

(1) Volumes represent volumes on volume sensitive plants only.

(2) Plants in service represent plants in service on the last day of the quarter.


                     Forecast for 2003 Net Income
              Reconciliation to Distributable Cash Flow
                            (In millions)

                                                         Range
                                                     Low       High
                                                 ---------- ----------
Net Income (1)                                       $12.5      $13.6

Depreciation and Amortization                         12.9       12.9

Stock Based Compensation (1)                           3.3        3.3
                                                 ---------- ----------

Cash Flow                                             28.7       29.8

Maintenance Capital                                   (5.0)      (4.0)
                                                 ---------- ----------

Distributable Cash Flow                              $23.7      $25.8
                                                 ========== ==========

(1) The results for net income assume that no further charges are incurred due to the modification of certain stock options of Crosstex Energy Holdings. Such charges are likely if the trading price of the partnership's units continue to exceed their average value in the second quarter of 2003, which was $29.54 per unit. These charges do not negatively impact the calculation of Distributable Cash Flow. See the Partnership's filing on Form 10-Q.

    CONTACT: Crosstex Energy, L.P., Dallas
             Barry E. Davis, 214-953-9500
             or
             William W. Davis, 214-953-9500